EXHIBIT 10.10

Second Amendment to the 2006 Equity Incentive Plan

Ecosphere Technologies, Inc. amends its 2006 Equity Incentive Plan (the “Plan”) as follows:

1.

Section 3(b)(i) shall be deleted and replaced by the following:

(i) Initial Grants. On the date on which a non-employee director is first elected or appointed, whether elected by the shareholders of the Company or appointed by the Board to fill a Board vacancy, or the date the Board approves the Second Amendment to the Plan if later (the “Approval Date”), he or she shall receive an automatic grant of Restricted Stock (or RSUs if selected by the director with such delivery deferral as the director may select) and options with the number of shares, RSUs and options based upon Fair Market Value. Advisory Board members shall receive grants upon initial appointment to the Advisory Board or the Approval Date, if later. In lieu of Restricted Stock or RSUs, the person may elect to receive options for the entire grant.

	Options	Restricted Stock
Initial Grants
Initial appointment as Chairman of the Board	$75,000	$75,000
Initial election or appointment of a non-employee director	$40,000	$40,000
Initial appointment as a Director Advisor	$15,000	$10,000

2.

Section 3(b)(ii) shall be deleted and replaced by the following:

(ii) Annual Grants and Other  Grants. On the Approval Date and on July 1st of each year beginning in 2009, each non-employee director shall receive an automatic grant of Restricted Stock (or RSUs if selected by the director with such delivery deferral as the director may select) and options with the number of shares, RSUs and options based upon Fair Market Value. Director Advisors shall receive grants at the same time as directors. In lieu of Restricted Stock or RSUs, the person may elect to receive options for the entire grant.

	Options	Restricted Stock
Annual and Other Grants
Chairman of the Board	$40,000	$40,000
Non-employee director	$25,000	$25,000
Director Advisor	$10,000	$5,000
Initial appointment of and annual grant to a non-employee director serving as Lead Director or Chairman of the following: Audit Committee, Compensation Committee and other committees at the discretion of the Compensation Committee	$15,000	$15,000

Initial appointment of and annual grant to a non-employee director serving on the following: Audit Committee, Compensation Committee and other committees at the discretion of the Compensation Committee	$10,000	$10,000

3.

Section 3(b)(iii) shall be deleted and replaced by the following:

(iii)  Vesting.  All initial grants under Section 3(b)(i) shall vest over a three-year period each 12 months following the date of the automatic grant, subject to service in the capacity in which the grant is received on the applicable vesting dates. All grants under Section 3(b)(ii) shall vest 12 months following the grant, subject to service in the capacity in which the grant is received on the applicable vesting date.

4.

Section 3(b)(v) shall be added to the Plan:

(v) Restrictions on Transfer.  No shares of common stock issued under this Section 3(b) (including shares issued upon exercise of options and SARs) may be sold, pledged, hypothecated or otherwise transferred except (i) prior to the director or Director Advisor announcing his or her resignation, (ii) prior to a meeting of shareholders at which the person has announced his or her intention not to be re-elected, (iii) after six months have elapsed since the person ceases to serve as a director or Director Advisor or (iv) in connection with a transaction which has been approved by the Board and, where applicable, the shareholders of the Company.

5.

Section 3(b)(vi) shall be added to the Plan:

(vi) Authorized Capital.  To the extent that the Company does not have authorized capital at the time of grant, in order to permit the grant of restricted stock and the options to be exercised (“Authorized Capital”), all persons receiving grants under Section 3(b) will receive grants of stock settled SARs and cash settled SARs in tandem. At the time of exercise of any SARs, if the Company has Authorized Capital, the stock settled SARs shall be exercised and the same number of cash settled SARs shall expire.  However, if at the time of exercise of any SARs, the Company does not have Authorized Capital, the cash settled SARs shall be exercised and the same number of stock settled SARs shall expire.

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